EXHIBIT 99.2

Havertys Announces Board Changes and Quarterly Dividend

Atlanta, Georgia, February 23, 2016 – HAVERTYS (NYSE: HVT and HVT.A) today announced that Allison Dukes, president, chairman and CEO of the Atlanta Division of SunTrust Banks, Inc., has been nominated to stand for election to the company's board of directors at the annual meeting of stockholders in May.

The company also announced that Terry McGuirk has decided not to seek re-election to the board of directors and will retire from the board at the expiration of his current term in May 2016.

Havertys also announced its board of directors declared a quarterly dividend of $0.10 per share on the common stock and $0.095 per share on the Class A common stock. The dividend is payable March 23, 2016, to shareholders of record on March 8, 2016. Havertys has paid a cash dividend in each year since 1935.

Dukes, 41, is president, chairman and CEO of the Atlanta Division of SunTrust Banks, Inc. ("SunTrust").  She has held leadership roles in a variety of SunTrust operations including investment banking, private wealth management, and finance.  Dukes began her career at SunTrust in 1997, and after serving two years as director of finance at Axiom Global, Inc. in New York, rejoined SunTrust in 2002.

"We are fortunate to be able to nominate Allison and look forward to the strategic insights, energy and diverse perspectives that she will bring to our board," said Clarence Smith, president, chairman and CEO of Havertys.

McGuirk, 64, is the chairman and CEO of the Atlanta Braves baseball organization. He has been a member of the Havertys board of directors since June 2002 and has served for over a decade on the Executive Compensation and Employee Benefits Committee.

"I was a recently elected president when Terry joined the board and I have always appreciated his counsel. On behalf of the board, I would like to thank Terry for his service and leadership.  He has been an active and valuable contributor and he will be missed," said Clarence Smith.

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the Company's website, havertys.com.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys